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EXHIBIT 10 (xiii)

                        AMERICAN STANDARD COMPANIES INC.

                              STOCK INCENTIVE PLAN

                                    ADDENDUM

                                     FRANCE

Options may be granted under this Addendum to Participants based in France as follows:

1) Notwithstanding any other provision of the Plan, options granted to any Participant holding shares representing 10% or more of the Company's capital will not be deemed to have been granted pursuant to this Addendum.

2) Notwithstanding any other provision of the Plan, any option whose exercise price at the time of the grant of the option is less than 80% of the arithmetical average of the market value of a share on the 20 daily sessions next preceding the related date of grant, rounded up, shall not be deemed to have been granted under this Addendum.

3) Notwithstanding any other provision of the Plan, the maximum delay to grant options relating to shares that will not be repurchased by the Company is 5 years after the date of the Company shareholders meeting which authorized the grant of options under the Plan.

4) Notwithstanding any other provisions of the Plan, the exercise price of an option shall be adjusted only upon the occurrence of the events specified under the July 24, 1966 corporate law - section 208-5 in accordance with French law.

5) Notwithstanding any other provision of the Plan, upon the death of a French Participant, to the extent an option was exercisable by such Participant at the date of death, all such options shall remain exercisable for a period of six months from the date of the French participant's death.



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